EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into this Registration Statement on Form S-8 of our report dated February 11, 2011, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in CH Energy Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010.

PricewaterhouseCoopers LLP
New York, New York
May 31, 2011